                                                                  EXECUTION COPY
                                                                     EXHIBIT 2.1



================================================================================

                          AGREEMENT AND PLAN OF MERGER


                                     among


                       RED LION INNS LIMITED PARTNERSHIP,


                           RED LION PROPERTIES, INC.,


                         RED LION INNS OPERATING L.P.,


                         BOYKIN HOTEL PROPERTIES, L.P.,


                            BOYKIN LODGING COMPANY,


                     BOYKIN ACQUISITION PARTNERSHIP, L.P.,


                     BOYKIN ACQUISITION CORPORATION I, INC.


                                      and


                    BOYKIN ACQUISITION CORPORATION II, INC.


                               __________________

                               December 30, 1997
                               __________________

================================================================================

                               TABLE OF CONTENTS

                                                                                                                             Page
ARTICLE 1
         THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.1        The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.2        Closing; Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.3        Certificate and Agreement of Limited Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.4        Contribution Following the Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 2
         CONVERSION OF PARTNERSHIP INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.1        Conversion of Company Units and General Partnership Interest  . . . . . . . . . . . . . . . . . . . . .   5
         2.2        Treasury Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3        Conversion of Interests in Merger Sub   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4        Payment of GP Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.5        Payment of Unit Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6        Special Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.7        Fractional Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY, THE GENERAL PARTNER
         AND THE SUBSIDIARY PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.1        Existence and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.2        Authorized and Outstanding Company Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.3        Authority; Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.4        No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.5        Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.6        SEC Filings; Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.7        Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.8        Ownership of Certain Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.9        Absence of Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.10       Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.11       Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.12       Condemnation Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.13       Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.14       Bankruptcy Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.15       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.16       Finders and Investment Bankers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.17       Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.18       Vote or Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         3.19       Investigation by the Company, the General Partner and the Subsidiary Partnership  . . . . . . . . . . .  27
         3.20       Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.21       Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.22       Work Stoppages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.23       Intangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.24       Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.25       Employees and Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.26       No Ownership of Voting Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.27       Takeover Statutes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.28       General Partner Conduct   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF THE
         PARENT AND THE OPERATING PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.1        Existence and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.2        Authorized and Outstanding Capital Shares of the Parent   . . . . . . . . . . . . . . . . . . . . . . .  34
         4.3        Authority; Binding Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.4        No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.5        Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.6        SEC Filings; Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.7        Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.8        Absence of Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.9        Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.10       Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.11       Finders and Investment Bankers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.12       Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.13       Investigation by the Parent and the Operating Partnership   . . . . . . . . . . . . . . . . . . . . . .  44
         4.14       Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         4.15       Condemnation Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         4.16       Hazardous Materials   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         4.17       Bankruptcy Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         4.18       Vote or Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.19       Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.20       Takeover Statutes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.21       Newly Formed Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE 5
         COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.1        Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.2        Conduct of Business of the Parent and the Operating Partnership   . . . . . . . . . . . . . . . . . . .  53

         5.3        Proxy Statement; Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         5.4        Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         5.5        No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         5.6        Reasonable Efforts; Additional Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         5.7        Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         5.8        Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         5.9        Indemnification; Directors and Officers Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         5.10       Parent Shares Issued Free and Clear of Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         5.11       Satisfaction of Certain Liabilities; Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
         5.12       Tax Administration; Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         5.13       Other Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
         5.14       Allocation Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
         5.15       Amendment of the Company and the Subsidiary Partnership Agreements  . . . . . . . . . . . . . . . . . . .   73
         5.16       NYSE Listing of the Parent Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         5.17       Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         5.18       Release.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
         5.19       Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

ARTICLE 6
         CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
         6.1        Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
         6.2        Conditions to Obligations of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub  . .   77
         6.3        Conditions to Obligation of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79

ARTICLE 7
         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         7.1        Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
         7.2        Procedure for and Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83

ARTICLE 8
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
         8.1        Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
         8.2        Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
         8.3        Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
         8.4        Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
         8.5        Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
         8.6        Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
         8.7        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         8.8        GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         8.9        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         8.10       Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93

         8.11       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         8.12       Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         8.13       Enforcement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         8.14       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94


Exhibits:

Exhibit A           Assignment Agreement
Exhibit B           New Management Agreement
Exhibit C           Operating Lease
Exhibit D           Operating Lease Ancillary Agreement
Exhibit E           Owner Agreement
Exhibit F           Termination Agreement


Schedules:

Schedule I          Allocation Schedule
Schedule II         Due Diligence Expenses

                             Index of Defined Terms
                                       in
                          Agreement and Plan of Merger


Term                                                                                     Section
----                                                                                     -------
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.5
affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Allocation Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Alternative Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Assignment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (c)
Base Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
BMCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Break-Up Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Break-Up Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Break-Up Fee Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Cash Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5.2
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Company Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.4.1
Company Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12
Company Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.2
Company 10-K's  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.6
Company 10-Q's  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.6
Company SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.6
Company Unitholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.11
Company Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Constituent Partnerships. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4
DRULPA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (a)
Due Diligence Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.7
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.25
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.25
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.3
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5.1
Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5.1
Filed Company SEC Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.7
Filed Parent SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.7
General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble

Term                                                                                   Section
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.5
GP Assignee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital(c)
GP Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
GP Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Ground Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.21
Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13
Hotels  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.8.2
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.9.1
Intercompany Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(b)
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(c)
Legal Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.4
Lessee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (e)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.8.1
Management Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (d)
Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (d)
Manager Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.25
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(d)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (a)
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Newco I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Newco II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
New Management Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(e)
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.16
OGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.2
Omaha Ground Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.21
Operating Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(f)
Operating Lease Ancillary Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(g)
Operating Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.9
Owner Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(h)
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Parent Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.4.2
Parent Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1
Parent Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.11
Parent Long Term Incentive Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(i)
Parent Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.2
Parent Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.15
Parent Shareholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.11
Parent Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Parent 10-K . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6

Term                                                                                   Section
Parent 10-Q's   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6
Parent SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.6
person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(j)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3
Qualifying Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
REIT Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7.2.2
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.11
Releasee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.18
Releasor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.18
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.6
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.5
Share Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Special Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (a)
Special Committee Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . 3.16
Special Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.6
Springfield Ground Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.21
subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(k)
Subsidiary Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recital (c)
Subsidiary Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
Surviving Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
Takeover Statute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.27
taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.15
Termination Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(l)
Transaction Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8.1(m)
Transaction Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12
Unit Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1
Unitholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5.2

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER dated as of December 30, 1997 (the "AGREEMENT") among Red Lion Inns Limited Partnership, a Delaware limited partnership (the "COMPANY"), Red Lion Inns Operating, L.P., a Delaware limited partnership which owns title to the Hotels (as defined below) and in which the Company owns a 99% limited partnership interest (the "SUBSIDIARY PARTNERSHIP"), Red Lion Properties, Inc., a Delaware corporation and the general partner of each of the Company and the Subsidiary Partnership (the "GENERAL PARTNER"), Boykin Hotel Properties, L.P., an Ohio limited partnership (the "OPERATING PARTNERSHIP"), Boykin Lodging Company, an Ohio corporation and the general partner of the Operating Partnership (the "PARENT"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and wholly-owned subsidiary of the Parent ("NEWCO I"), Boykin Acquisition Corporation II, Inc., an Ohio corporation and wholly-owned subsidiary of the Parent ("NEWCO II"), and Boykin Acquisition Partnership, L.P., a Delaware limited partnership in which Newco I owns a 1% general partnership interest and Newco II owns a 99% limited partnership interest ("MERGER SUB"). Merger Sub and the Company are sometimes collectively referred to herein as the "CONSTITUENT PARTNERSHIPS."

                               R E C I T A L S :




                 a. The Board of Directors of the Parent in its individual capacity, and as general partner of the Operating Partnership, the Board of Directors of Newco I in its individual capacity and as general partner of Merger Sub, the Board of Directors of Newco II in its individual capacity and as limited partner of Merger Sub, the Board of Directors of the General Partner in its individual capacity and the Board of Directors of the General Partner, together with the Special Committee thereof (the "SPECIAL COMMITTEE"), in the General Partner's capacity as general partner of each of the Company and the Subsidiary Partnership and on behalf of the Company in the Company's capacity as limited partner of the Subsidiary Partnership, have each approved this Agreement pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "MERGER") on the terms and conditions contained herein and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA").

                 b. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

                 c. Pursuant to a Partnership Interest Assignment Agreement (the "ASSIGNMENT AGREEMENT") of even date herewith among the General Partner, the Parent, the Operating Partnership and West Doughboy LLC, an Ohio limited liability company wholly owned by the Operating Partnership (the "GP ASSIGNEE"), a copy of which Assignment Agreement is annexed hereto as EXHIBIT A, simultaneously with the consummation of the Merger and the other transactions contemplated by this Agreement to occur on the Closing Date (as defined below), the General Partner shall assign to the GP Assignee (the "SUBSIDIARY ASSIGNMENT"), in exchange for the consideration and on the terms and conditions specified in the Assignment Agreement, the General Partner's 1% interest as general partner in the Subsidiary Partnership.

                 d. Red Lion Hotels, Inc. (the "MANAGER") has consented to this Agreement, the Merger and the other transactions contemplated hereby and, subject to the provisions of the Notice and Waiver of even date herewith executed and delivered by the Manager (a copy of which has previously been delivered to the Parent or the Operating Partnership), has waived its rights set forth in Section 9.3(a) of the Management Agreement, dated April 6, 1987, between the Subsidiary Partnership and the Manager, as amended (the "MANAGEMENT AGREEMENT").

                 e. Westboy LLC, an Ohio limited liability company (the "LESSEE"), has executed and delivered to the General Partner a letter of even date herewith pursuant to which the Lessee has agreed to enter into the Operating Lease (as defined below), the Termination Agreement (as defined below), the New Management Agreement (as defined below) and the Owner Agreement (as defined below), in each case not later than December 31, 1997, upon the execution and delivery of such agreements by the other parties thereto.

                 NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:



                                   ARTICLE 1

                                   THE MERGER

                 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the DRULPA, Merger Sub shall be merged with and into the Company which shall be the surviving partnership in the Merger (the "SURVIVING PARTNERSHIP"). At the Effective Time, the separate existence of Merger Sub shall cease and the other effects of the Merger shall be as set forth in
Section 17-211 of the DRULPA.

                 1.2 Closing; Effective Time. Subject to the provisions of Article 6, the closing of the Merger (the "CLOSING") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in
Article 6 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent and the Operating Partnership, on the one hand, and the General Partner and the Company, on the other hand, may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." At the Closing, the parties hereto shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DRULPA. The Merger shall become effective as of the date and time (the "EFFECTIVE TIME") of such filings or at such other time as may be specified in the Certificate of Merger.

                 1.3      Certificate and Agreement of Limited Partnership.
The agreement of limited partnership and the certificate of limited partnership of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the agreement of limited partnership and the certificate of limited partnership of the Surviving Partnership, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

                 1.4 Contribution Following the Effective Time. Immediately after the Effective Time, each of Newco I and Newco II intend to contribute to the Operating Partnership all of their respective partnership interests in the Surviving Partnership in exchange for partnership interests in the Operating Partnership.



                                   ARTICLE 2

                      CONVERSION OF PARTNERSHIP INTERESTS

                 2.1 Conversion of Company Units and General Partnership Interest. The partnership units of the Company, representing limited partnership interests in the Company (collectively, the "COMPANY UNITS"), issued and outstanding immediately prior to the Effective Time (other than those held by the Company or the Subsidiary Partnership) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a pro rata portion per Company Unit of the Unit Merger Consideration (as defined below). The General Partner's general partnership interest in the Company (the "GP INTEREST") shall, at the Effective Time, by virtue of the Merger and without any action of the General Partner be converted into the right to receive the GP Merger Consideration (as defined below). "UNIT MERGER CONSIDERATION" means that portion of the aggregate Cash Consideration (as defined below) and that portion of the aggregate Share Consideration (as defined below) allocated to the Unitholders (as defined below) pursuant to the allocation schedule attached to this Agreement as Schedule I (the "ALLOCATION SCHEDULE"). "GP MERGER CONSIDERATION" means that portion of the aggregate Cash Consideration and that portion of the aggregate Share Consideration allocated to the General Partner pursuant to the Allocation Schedule. "CASH CONSIDERATION" means an amount in cash equal to $35,305,000 minus the amount of cash required to be paid to the General Partner, in its capacity as general partner of the Subsidiary Partnership, pursuant to the Assignment Agreement. "SHARE CONSIDERATION" means that number of fully paid and nonassessable common shares, without par value, of the Parent ("PARENT SHARES") equal to 3,110,048 minus the number of Parent Shares required to be issued to the General Partner, in its capacity as general partner of the Subsidiary Partnership, under the Assignment Agreement. "MERGER CONSIDERATION" means the Cash Consideration plus the Share Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Company Units or Parent Shares shall have been changed into a different number of units or a different class or the percentage interest represented by the GP Interest shall have changed, by reason of any distribution, dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Company Units or other partnership interests in the Company or Parent Shares, the Merger Consideration shall be correspondingly adjusted to reflect such distribution, dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

                 2.2 Treasury Units. Each Company Unit held by the Company or the Subsidiary Partnership immediately prior to the Effective Time, if any, shall, by virtue of the Merger, automatically be canceled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

                 2.3 Conversion of Interests in Merger Sub. Newco I's 1% general partnership interest in Merger Sub, by virtue of the Merger and without any action on the part of Newco I, shall be converted into a 1% general partnership interest in the Surviving Partnership and Newco II's 99% limited partnership interest in Merger Sub, by virtue of the Merger and without any action on the part of Newco II, shall be converted into a 99% limited partnership interest in the Surviving Partnership.

                 2.4 Payment of GP Merger Consideration. Upon the Effective Time, the Parent shall deliver to the General Partner (i) a certificate representing the number of whole Parent Shares constituting the common share portion of the GP Merger Consideration (as determined pursuant to the Allocation Schedule), (ii) a payment of cash, in immediately available funds, constituting the cash portion of the GP Merger Consideration (as determined pursuant to the Allocation Schedule) and (iii) an amount of cash, in immediately available funds, sufficient to make the cash payment in respect of fractional Parent Shares otherwise issuable to the General Partner, as contemplated by Section 2.7.

                 2.5      Payment of Unit Merger Consideration.

                          2.5.1   Prior to the Closing Date, the Parent shall
appoint National City Bank or another agent mutually acceptable to the Parent and the Company to act as exchange agent (the "EXCHANGE AGENT") for the Merger. At the Effective Time, the Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates evidencing that number of Parent Shares constituting the Share Consideration portion of the Unit Merger Consideration (as determined pursuant to the Allocation Schedule), (ii) cash in the aggregate amount required to make the cash payments constituting the Cash Consideration portion of the Unit Merger Consideration (as determined pursuant to the Allocation Schedule), such aggregate sum being referred to as the "EXCHANGE FUND," and (iii) an amount of cash sufficient to enable the Exchange Agent to make the cash payments in respect of fractional Parent Shares otherwise issuable to Unitholders, as contemplated by Section 2.7.

                          2.5.2   As soon as reasonably practicable following
the Closing Date, the Parent shall instruct the Exchange Agent to mail to each holder (each a "UNITHOLDER") of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Units (collectively, the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing the Share Consideration portion of the Unit Merger Consideration and an amount in cash representing the Cash Consideration portion of the Unit Merger Consideration.

                          2.5.3   After the Effective Time, each Unitholder
shall surrender and deliver its Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, each such Unitholder shall receive (i) a certificate representing the number of whole Parent Shares into which such Unitholder's Company Units have been converted pursuant to Section 2.1, (ii) a payment of cash constituting the portion of the Cash Consideration into which such Unitholder's Company Units have been converted pursuant to Section 2.1 and (iii) a payment of cash in lieu of any fractional Parent Share otherwise issuable to the Unitholder, as provided in Section 2.7. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive the Unit Merger Consideration and the other cash payments described in this Section 2.5.3. No dividends with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.7, in each case until the surrender of such Certificate in accordance with this Article 2.

                          2.5.4   After the Effective Time, no transfer of
Company Units shall be made, other than transfers of Company Units that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Partnership, they shall be canceled and exchanged for the Unit Merger Consideration, the Special Distribution (as defined below) and the other cash consideration described in
Section 2.5.3.

                          2.5.5   Any Parent Shares or cash deposited with the
Exchange Agent pursuant to Section 2.5.1 which remain undistributed to the former Unitholders for one year after the Effective Time shall be delivered to the Parent, upon demand, and any former Unitholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claims for any portion of the Unit Merger Consideration, any unpaid Special Distribution and any dividends, distributions or other payments with respect thereto.

                          2.5.6   None of the General Partner, the Surviving
Partnership, the Parent, the Subsidiary Partnership, the Operating Partnership, Newco I, Newco II and the Exchange Agent shall be liable to any person in respect of any Parent Shares comprising the Unit Merger Consideration or any cash payable pursuant to this Article 2 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 2.6 Special Distribution. Immediately prior to the Effective Time, the Company shall make a distribution described in this Section
2.6 (the "SPECIAL DISTRIBUTION") to its Unitholders and to the General Partner, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Special Distribution shall have two components. The first component shall be equal to the amount of any distribution with respect to the Company Units and the GP Interest, calculated in accordance with the Company's most recent quarterly distribution rates for each and not yet paid by the Company in respect of each full fiscal quarter ended prior to the Closing Date. The second component shall be calculated and payable for any period of less than a full calendar quarter ending on the Closing Date. This component shall equal the sum of (a) the difference between
(i) the Company's most recent quarterly distribution rates per Company Unit and with respect to the G.P. Interest and (ii) the Parent's most recent quarterly dividend rate per Parent Share, such difference multiplied by the number of Parent Shares constituting the Share Consideration, plus (b) an amount payable with respect to the Company Units and the GP Interest calculated in accordance with the Company's most recent quarterly distribution rates for each and multiplied by 30%, and such sum shall be further multiplied by the number of days elapsed from the first day of such calendar quarter to the Closing Date and divided by 90. The amount of the second component shall be allocable between the General Partner and the Unitholders in the same percentage that the GP Merger Consideration bears to the Unit Merger Consideration. The portion of the Special Distribution payable to the Unitholders shall be paid by the Company immediately prior to the Effective Time. The portion of the Special Distribution payable to the General Partner shall be paid by the Company to the General Partner immediately prior to the Effective Time. To the extent that the Company does not have sufficient funds available to make the Special Distribution, the General Partner shall lend to the Company an amount of cash, in immediately available funds, necessary to make the Special Distribution as described in this Section 2.6, at an interest rate not to exceed the then applicable interest rate under the Company Credit Facility (as defined below) without any other fees and charges and any such loan shall be repaid in accordance with Section 5.11.

                 2.7 Fractional Shares. No fractional Parent Shares shall be issued in the Merger and fractional shares shall not entitle the owner thereof to vote or to any rights of a shareholder of the Parent. In lieu of any fractional Parent Shares that a Unitholder would otherwise be entitled to receive as a result of the Merger such fractional Parent Shares shall be aggregated and if a fractional Parent Share results from such aggregation, such Unitholder shall receive an amount in cash determined by multiplying $25.63 by the fraction of a Parent Share which such Unitholder would otherwise have been entitled to by virtue of the Merger. In lieu of any fractional Parent Shares that the General Partner would otherwise be entitled to receive as a result of the Merger, the General Partner shall receive an amount in cash determined by multiplying $25.63 by the fraction of a Parent Share which the General Partner would otherwise have been entitled to by virtue of the Merger.



                                   ARTICLE 3


                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY, THE GENERAL PARTNER
                         AND THE SUBSIDIARY PARTNERSHIP



                 Each of the Company, the General Partner and the Subsidiary Partnership represents and warrants to the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub, as follows:

                 3.1 Existence and Power. Each of the Company, the General Partner and the Subsidiary Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company, the General Partner and the Subsidiary Partnership is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by the Company or the Subsidiary Partnership or the nature of the business conducted by the Company or the Subsidiary Partnership makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (as defined below) with respect to the Company. The Company has previously delivered or made available to the Parent correct and complete copies of the agreement of limited partnership and certificate of limited partnership, as currently in effect, of each of the Company and the Subsidiary Partnership, and of the certificate of incorporation and bylaws of the General Partner, as currently in effect. Section 3.1 to the Company Disclosure Letter (as defined below) sets forth each subsidiary of the Company and of the Subsidiary Partnership and the ownership interest therein of each of the Company and the Subsidiary Partnership. Except for the partnership interests in such subsidiaries, neither the Company nor the Subsidiary Partnership owns, directly or indirectly, any capital stock, partnership interest or other equity ownership interest in any person.

                 3.2 Authorized and Outstanding Company Units. The Company is authorized to issue 4,940,000 Company Units. As of the date of this Agreement, 4,133,500 Company Units are issued and outstanding, which represent all of the limited partnership interests in the Company other than those held by the Company or the Subsidiary Partnership. As of the date of this Agreement, the GP Interest is the only outstanding general partnership interest in the Company. As of the date of this Agreement, except as set forth in this
Section 3.2, no Company Units or other general or limited partnership interests or voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Units are duly authorized, validly issued, fully paid and, subject to the DRULPA, not subject to preemptive rights. The GP Interest is duly authorized, validly issued and, subject to the DRULPA, not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or any other security of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the General Partner or the Unitholders may vote. Except as set forth in Section 3.2 of the disclosure letter previously provided by the Company to the Parent (the "COMPANY DISCLOSURE LETTER") and as otherwise provided in this Agreement, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the General Partner or the Company is a party or by which the General Partner or the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Units, additional partnership interests, voting securities or other ownership interests in the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the GP Interest or any Company Units or other ownership interests in the Company or make any material investment (in the form of a loan, capital contribution or otherwise) in any person. All of the issued and outstanding limited partnership interests in the Subsidiary Partnership are owned by the Company and all of the issued and outstanding general partnership interests in the Subsidiary Partnership are owned by the General Partner. Except as provided in Section 3.2 of the Company Disclosure Letter and in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the General Partner, the Company or the Subsidiary Partnership is a party or by which the General Partner, the Company or the Subsidiary Partnership is bound, obligating the Subsidiary Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional partnership units of the Subsidiary Partnership, voting securities or other ownership interests in the Subsidiary Partnership or obligating the Subsidiary Partnership to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                 3.3 Authority; Binding Agreement. Each of the General Partner, the Company and the Subsidiary Partnership has the full legal power and authority to execute and deliver this Agreement and the other Transaction Documents (as defined below) to which it is a party and, subject to the adoption of this Agreement and the other Transaction Documents by the Unitholders in accordance with the immediately succeeding sentence, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership and corporate action, as the case may be, on the part of the Company, the Subsidiary Partnership and the General Partner to the extent it is a party hereto or thereto, subject to the adoption of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby by the Unitholders in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the DRULPA, the rules and regulations of the American Stock Exchange, Inc. and the agreements of limited partnership of the Company and the Subsidiary Partnership. Each of this Agreement and the other Transaction Documents has been or will be duly and validly executed and delivered by the Company and the Subsidiary Partnership, to the extent it is a party hereto or thereto and, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the Unitholders in accordance with the immediately preceding sentence, constitutes or will constitute a legal, valid and binding agreement of the Company and the Subsidiary Partnership, to the extent it is a party hereto or thereto, enforceable against the Company and the Subsidiary Partnership, to the extent it is a party hereto or thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity.

                 3.4 No Conflict or Violation. Subject to (a) the items set forth in Section 3.4 of the Company Disclosure Letter, (b) obtaining the requisite Unitholder approval and (c) making the filings and obtaining the approvals identified in Section 3.5, and except with respect to matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company, neither the execution and delivery by each of the General Partner, the Company and the Subsidiary Partnership of this Agreement or the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby and thereby will (i) contravene or conflict with or result in any breach of any provision of the certificate of limited partnership or the agreement of limited partnership of the Company or the Subsidiary Partnership or the certificate of incorporation or bylaws of the General Partner, (ii) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (collectively, "CONTRACTS") to which the Company or the Subsidiary Partnership is a party or by which they or any material portion of their properties or assets may be bound or (iii) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "LEGAL REQUIREMENTS") applicable to the Company or the Subsidiary Partnership or any material portion of their properties or assets.

                 3.5 Governmental Approvals. No consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "GOVERNMENTAL ENTITY") on the part of the Company or the Subsidiary Partnership that has not been obtained or made is required in connection with the execution or delivery by the General Partner, the Subsidiary Partnership or the Company of this Agreement or the other Transaction Documents to which it is a party or the consummation by the General Partner, the Subsidiary Partnership or the Company of the transactions contemplated hereby or thereby to which it is a party, other than (a) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, (c) filings, approvals or other actions or authorizations required under any applicable liquor license laws and regulations, (d) as may be required under state securities or "blue sky" laws and (e) consents, approvals, authorizations, declarations or filings that (i) are set forth in Section 3.5 of the Company Disclosure Letter or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company or prevent the Company from consummating the transactions contemplated hereby.

                 3.6 SEC Filings; Financial Statements. The Company has made all filings required to be made with the Securities and Exchange Commission (the "SEC") since December 31, 1995 and has delivered or made available to the Parent or the Operating Partnership correct and complete copies of the Company's (a) Annual Reports on Form 10-K for the years ended December 31, 1995 and December 31, 1996 (together, the "COMPANY 10-K'S"), as filed with the SEC and (b) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q (collectively, the "COMPANY 10-Q'S") and Current Reports on Form 8-K) filed by the Company with the SEC since December 31, 1995 (the items identified in clauses (a) and (b) (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) being referred to collectively as the "COMPANY SEC

FILINGS"). As of their respective dates, the Company SEC Filings, taken together with all amendments thereto, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included or incorporated by reference in the Company 10-K's and the Company 10-Q's (a) were prepared in accordance with generally accepted accounting principles in effect during the periods involved (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and (b) fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

                 3.7 Absence of Certain Changes or Events. Except as (a) disclosed in the Company SEC Filings filed prior to the date hereof (the "FILED COMPANY SEC FILINGS"), (b) specifically contemplated by this Agreement or (c) set forth in Section 3.7 of the Company Disclosure Letter, since September 30, 1997, there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect with respect to the Company.

                 3.8      Ownership of Certain Assets.

                          3.8.1   The General Partner is the sole general
partner of the Subsidiary Partnership and owns a 1% general partnership interest therein. Except as set forth in Section 3.8.1 of the Company Disclosure Letter, the Company owns, as its sole assets, a ninety nine percent (99%) limited partnership interest in the Subsidiary Partnership, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), cash and cash equivalents derived from its ownership interest in the Subsidiary Partnership and rights arising from Contracts to which it is a party.

                          3.8.2   The Subsidiary Partnership is the owner of
good and marketable fee title to the hotels listed in Section 3.8.2A of the Company Disclosure Letter free and clear of all Liens or other title defects, except for (a) such Liens or other title defects listed in Section 3.8.2B of the Company Disclosure Letter, (b) the hotels identified in Section 3.8.2C of the Company Disclosure Letter, the ownership by the Subsidiary Partnership of which is subject to the respective ground leases identified in such section of the Company Disclosure Letter (together with the hotels listed in Section 3.8.2A of the Company Disclosure Letter, the "HOTELS") and (c) such Liens or other title defects that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company.

                 3.9 Absence of Litigation. Except as disclosed in the Filed Company SEC Filings and as set forth in Section 3.9 of the Company Disclosure Letter, as of the date hereof there are no claims, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary Partnership or any of their properties or assets, before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Company.
As of the date hereof, neither the Company nor the Subsidiary Partnership nor any portion of their properties or assets is subject to any order, judgment, injunction or decree (collectively, "ORDERS") of any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Company.

                 3.10 Compliance. Except as disclosed in the Filed Company SEC Filings and as described in Section 3.10 of the Company Disclosure Letter, neither the Company nor the Subsidiary Partnership is in default or violation of any term, condition or provision of (a) its certificate of limited partnership or agreement of limited partnership, or (b) except with respect to matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, (i) any Contracts to which it is a party or by which it or any material portion of the Company's and the Subsidiary Partnership's properties or assets may be bound or (ii) any Legal Requirements applicable to it or any material portion of the Company's and the Subsidiary Partnership's properties or assets, taken as a whole.

                 3.11 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the Merger (such registration statement, together with any amendments or supplements thereto, the "REGISTRATION STATEMENT") and (b) the Proxy Statement (as defined below) to be filed with the SEC by the Company and the Parent in connection with the meeting of the Unitholders (the "COMPANY UNITHOLDERS' MEETING") and the meeting of the shareholders of the Parent (the "PARENT SHAREHOLDERS' MEETING") to be conducted or held in connection with their respective approvals of the Merger, the Transaction Documents and the issuance of the Parent Shares in connection with the Merger, as the case may be, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the Unitholders and the Parent shareholders, as the case may be, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                 3.12     Condemnation Actions.  Except as set forth in Section
3.12 of the Company Disclosure Letter, neither the Company nor the Subsidiary Partnership has received any written notice of and neither of them has knowledge of any pending condemnation action of any nature with respect to any of the Hotels, other than any such actions that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company. If, between the date hereof and the Effective Time, the Company or the

Subsidiary Partnership receives a written notice of or obtains knowledge of, any such pending condemnation action, the Company shall promptly notify the Parent of such notice or knowledge, and the Parent shall have the right to consult with the Company in the settlement of any such condemnation action.

                 3.13 Hazardous Materials. Except as disclosed in the reports or studies regarding Hazardous Materials (as defined below) or Environmental Laws (as defined below) made available to the Parent in due diligence or in Section 3.13 of the Company Disclosure Letter, and except with respect to matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, neither the Company nor the Subsidiary Partnership has received any written notice of and neither of them has knowledge of, (a) any alleged violation of any Environmental Law with respect to any Hotel, which violation has not been previously remedied or (b) any investigation by any Governmental Entity with respect to the existence of any Hazardous Materials at any of the sites at which an investigation remains open. "HAZARDOUS MATERIALS" means any asbestos-containing materials, petroleum, urea formaldehyde, polychlorinated biphenyls (PCBs), and any materials, wastes, substances or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under any Environmental Law. "ENVIRONMENTAL LAW" means, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), any comparable law of any state in which any of the Hotels is located, and all other applicable laws and regulations relating to the protection of human health and safety, the environment, or hazardous or toxic substances or wastes, pollutants or contaminants.

                 3.14 Bankruptcy Matters. Neither the Company nor the Subsidiary Partnership has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

                 3.15 Taxes. Except as disclosed in Section 3.15 of the Company Disclosure Letter, each of the Company and the Subsidiary Partnership has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid all taxes required to be paid by it, other than in cases where the failure to pay such taxes, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, and the financial statements included in the most recent Company 10-K reflect an adequate reserve for all material taxes payable by the Company or the Subsidiary Partnership for all taxable periods and portions thereof through the date of those financial statements. Except as disclosed in Section 3.15 of the Company Disclosure Letter, each of the Company and the Subsidiary Partnership has been, since its date of formation, and will be, through the date of Closing, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. As used in this Agreement (unless otherwise specified), "TAXES" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto.

                 3.16 Finders and Investment Bankers. None of the General Partner, the Company, the Subsidiary Partnership and the Special Committee has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for each of Morgan Stanley Realty Inc. and Legg Mason Wood Walker, Incorporated (the "SPECIAL COMMITTEE FINANCIAL ADVISORS") which have been engaged as financial advisors to the Special Committee, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Special Committee Financial Advisors, all of which fees have been or will be paid by the Company, except as otherwise provided in Section 5.11. The Company has previously delivered to the Parent copies of the engagement letters between the Special Committee and each of the Special Committee Financial Advisors.

                 3.17 Opinions of Financial Advisors. The Special Committee has received the oral opinions of each of the Special Committee Financial Advisors and the written opinion of Legg Mason Wood Walker, Incorporated, a copy of which opinion has been delivered to the Parent, to the effect that, as of the date of this Agreement, the Unit Merger Consideration is fair to the Unitholders from a financial point of view. The written opinion of Morgan Stanley Realty Incorporated will be delivered to the Parent as soon as practicable after the date hereof following delivery of such written opinion to the Special Committee by Morgan Stanley Realty Incorporated.

                 3.18 Vote or Consent Required. The affirmative vote or consent of a majority in interest of the Unitholders is the only vote or consent of Unitholders that is necessary (under applicable law or otherwise) to enable each of the General Partner, the Company and the Subsidiary Partnership to enter into this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and thereunder.

                 3.19 Investigation by the Company, the General Partner and the Subsidiary Partnership. In entering into this Agreement, the Company, the General Partner and the Subsidiary Partnership:

                          (a)     acknowledge that, except as set forth in this
Agreement and in the certificates and other documents and instruments to be delivered by the Parent and the Operating Partnership at the Closing, neither the Parent nor the Operating Partnership or any of their respective partners, directors, officers, employees, affiliates, subsidiaries, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company, the General Partner, the Subsidiary Partnership or their agents or representatives, and

                          (b)     agree, to the fullest extent permitted by law
that, except as provided in this Agreement, neither the Parent nor the Operating Partnership or any of their respective partners, directors, officers, employees, shareholders, affiliates, subsidiaries, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Company, the General Partner or the Subsidiary Partnership on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company, the General Partner or the Subsidiary Partnership.

                 3.20 Absence of Undisclosed Liabilities. Except as reflected in the Filed Company SEC Filings or disclosed in Section 3.20 of the Company Disclosure Letter, neither the Company nor the Subsidiary Partnership has any liabilities or obligations of any nature, whether accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect with respect to the Company.

                 3.21 Contracts. All the Contracts that are material to the business of the Company or the Subsidiary Partnership are described in
Section 3.21 of the Company Disclosure Letter. The Subsidiary Partnership has a valid leasehold interest in the property demised under the Ground Lease dated May 1, 1973, as amended, between Charles P. Larson, Jr. and the Subsidiary Partnership, as assignee (the "SPRINGFIELD GROUND LEASE"), and the Ground Lease dated October 23, 1968, as amended, between First National Bank of Omaha and the Subsidiary Partnership, as assignee (the "OMAHA GROUND LEASE", and together with the Springfield Ground

Lease, the "GROUND LEASES"), and such Ground Leases are in full force and effect in accordance with their terms. The Subsidiary Partnership is not in default under either Ground Lease and, to its, the Company's and the General Partner's knowledge, the other party to each Ground Lease is not in default under the Ground Lease to which it is a party, except for any such default that, in each case, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company. The Subsidiary Partnership has not heretofore transferred, mortgaged or pledged its interest under either of the Ground Leases, except pursuant to the Company Credit Facility (as defined below).

                 3.22 Work Stoppages. No strike, general work stoppage, general work slow down, general sick out, concerted refusal to work overtime or similar concerted conduct that is disruptive of work by the employees of the Manager exists or, to the knowledge of the Company or the Subsidiary Partnership, is imminent, which would reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 3.23 Intangible Property. Except with respect to matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, the Company and the Subsidiary Partnership have the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of their respective businesses, and neither the Company nor the Subsidiary Partnership has knowledge of any claim of infringement by any other person with respect to any of the foregoing.

                 3.24 Insurance. All of the insurance policies that are material to the business of the Company and the Subsidiary Partnership, taken as a whole, and all material claims thereunder are described in Section 3.24 of the Company Disclosure Letter.

                 3.25     Employees and Employee Benefit Plans.   (a) Neither
the Company nor the Subsidiary Partnership directly employs any individuals or maintains any employee benefit plans. Pursuant to the Management Agreement, the Subsidiary Partnership retains the services of certain employees of the Manager (the "EMPLOYEES") and pays the Manager for all costs and expenses incurred by the Manager in respect of such Employees under the terms of Article II of the Management Agreement. Employee benefit plans maintained by the Manager in which Employees are participants are hereinafter referred to as "MANAGER PLANS."

                 (b) (i) No Manager Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or
Section 412 of the Code (as defined below), or provides welfare benefits to former employees or beneficiaries or dependents thereof (other than as required under Section 4980 of the Code and any applicable state laws). None of the Company, the Subsidiary Partnership and the Manager (or any predecessors thereof) maintains, has maintained, contributes to or has contributed to a plan subject to Section 412 of the Code or Title IV of ERISA for the benefit of persons providing services to the Company or the Subsidiary

Partnership within the five years preceding this year. No Manager Plan is a multiemployer plan (within the meaning of Sections 3(37) or 4003(a)(3) of ERISA or Section 414(f) of the Code).

                 (ii) Each Manager Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service regarding its qualified status.

                 (iii) Each Manager Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable laws, including ERISA and the Code.

                 (iv) Except where failure to do so would not result in a material liability to the Company, full payment has been made, in a timely manner, of all amounts which the Manager or any of its subsidiaries is required to pay under the terms of each of the Manager Plans. None of the Manager Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived.

                 (v) None of the Manager or the Company or the Subsidiary Partnership has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Manager Plan.

                 3.26 No Ownership of Voting Stock. Neither the Company nor the Subsidiary Partnership owns ten percent (10%) or more of the voting securities of any corporation or association taxable as a corporation for federal income tax purposes.

                 3.27 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state (a "TAKEOVER STATUTE") applies to the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents.

                 3.28 General Partner Conduct. In connection with the discharge of its duties as general partner of the Company and the Subsidiary Partnership, the General Partner has not committed one or more acts or omissions constituting gross negligence or willful misconduct which, individually or in the aggregate, might reasonably be expected to result in a Material Adverse Effect with respect to the Company.





                                   ARTICLE 4


                     REPRESENTATIONS AND WARRANTIES OF THE
                      PARENT AND THE OPERATING PARTNERSHIP



                 Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II represents and warrants to the Company, the General Partner and the Subsidiary Partnership, as follows:

                 4.1 Existence and Power. Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II and each of their respective subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II and each of their respective subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership. The Parent has previously delivered or made available to the Company correct and complete copies of the articles of incorporation and code of regulations or by-laws for each of the Parent, Newco I and Newco II and the certificate of limited partnership and the agreement of limited partnership of each of the Operating Partnership and Merger Sub, as currently in effect. Section 4.1 to the disclosure letter previously provided by the Parent to the Company (the "PARENT DISCLOSURE LETTER") sets forth each subsidiary and the ownership interest therein of each of the Parent and the Operating Partnership. Except for the capital stock of or other equity interests in such subsidiaries neither the Parent nor the Operating Partnership owns, directly or indirectly, any capital stock or other equity ownership interest, with a fair market value as of the date of this Agreement greater than $1,000,000 in any person.

                 4.2 Authorized and Outstanding Capital Shares of the Parent. The Parent is authorized to issue 40,000,000 Parent Shares, and 10,000,000 preferred shares, without par value (the "PARENT PREFERRED SHARES"). As of the date of this Agreement, 9,542,251 Parent Shares are issued and outstanding and no Parent Preferred Shares are issued or outstanding. All issued and outstanding Parent Shares have been duly authorized and are validly issued, fully paid, and, subject to the General Corporation Law of the State of Ohio (the "OGCL"), nonassessable and not subject to preemptive rights. The Parent has reserved 603,500 Parent Shares for issuance upon the exercise of outstanding options to purchase Parent Shares. Except as set forth in this Section 4.2, no Parent Shares, other voting securities of the Parent or Parent Preferred Shares were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the Parent Shares. Upon issuance, each Parent Share issued to former Unitholders and the General Partner shall be (a) duly authorized, validly issued, fully paid and, subject to the OGCL, nonassessable and not subject to preemptive rights and (b) registered under the Securities Act. There are no bonds, debentures, notes or other indebtedness or any other securities of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote. Except as otherwise disclosed in this
Section 4.2, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Parent is a party or by which the Parent is bound, obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, other voting securities, Parent Preferred Shares or other ownership interests of the Parent or obligating the Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Shares or other ownership interests in the Parent or make any material investment (in the form of a loan, capital contribution or otherwise) in any person. As of the date of this Agreement, all of the issued and outstanding common shares of each of Newco I and Newco II are owned by Parent. Immediately prior to the Effective Time, 850 common shares of Newco I and 850 common shares of Newco II are issued and outstanding, all of which shares shall be duly authorized, validly issued, fully paid and, subject to the OGCL, nonassessable and not subject to preemptive rights. As of the date of this Agreement, Newco I shall own a 1% general partnership interest in Merger Sub and Newco II shall own a 99% limited partnership interest in Merger Sub. As of the date of this Agreement, no other person shall own a partnership interest, general or limited, in Merger Sub.

                 4.3 Authority; Binding Agreement. Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II has the full legal power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the shareholders of the Parent in accordance with the immediately succeeding sentence, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and partnership action, as the case may be, on the part of each of the Parent, the Operating Partnership, Merger Sub,

Newco I and Newco II, to the extent it is a party hereto or thereto, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the shareholders of the Parent in accordance with the Exchange Act, the OGCL, the rules and regulations of the New York Stock Exchange, Inc. (as defined below) and the articles of incorporation and code of regulations of the Parent. Each of this Agreement and the other Transaction Documents has been or will be duly and validly executed and delivered by the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto and, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the shareholders of the Parent in accordance with the immediately preceding sentence, constitutes or will constitute a legal, valid and binding agreement of each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto, enforceable against each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity.

                 4.4 No Conflict or Violation. Neither the execution and delivery by each of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub of this Agreement or the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby and thereby will (a) contravene or conflict with or result in any breach of any provision of the certificate of limited partnership or the agreement of limited partnership of each of the Operating Partnership and Merger Sub or the articles of incorporation or code of regulations or by-laws of each of the Parent, Newco I and Newco II or (b) except with respect to matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, (i) subject to obtaining the affirmative vote of a majority of the outstanding Parent Shares and except as set forth in Section 4.4 of the Parent Disclosure Letter and except for consents, approvals or notices which have been obtained or made or such conflicts, violations or defaults which have been properly waived by the appropriate party, require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts to which the Parent, the Operating Partnership or any of their subsidiaries is a party or by which any of them or any material portion of their properties or assets may be bound or (ii) violate any Legal Requirements applicable to the Parent, the Operating Partnership or any of their subsidiaries or any material portion of their properties or assets.

                 4.5 Governmental Approvals. No consent, approval or authorization of or declaration or filing with any Governmental Entity on the part of the Parent, the Operating Partnership or any of their subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub of this Agreement or the other Transaction Documents, to which it is a party, or the consummation by the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub of the transactions contemplated hereby and thereby, to which it is a party, other than (a) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Securities Act and the Exchange Act, (c) as may be required under state securities or "blue sky" laws, (d) filings, approvals or other actions or authorizations required under any applicable liquor license laws and regulations and (e) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership or prevent the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub from consummating the transactions contemplated hereby.

                 4.6 SEC Filings; Financial Statements. The Parent has made all filings required to be made with the SEC since December 31, 1996 and has delivered or made available to the Company correct and complete copies of its (a) Annual Report on Form 10-K for the year ended December 31, 1996 (the "PARENT 10-K"), as filed with the SEC, (b) proxy statements relating to all of the Parent's meetings of shareholders (whether annual or special) since December 31, 1996 and (c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q (collectively, the "PARENT 10-Q'S") and Current Reports on Form 8-K) filed by the Parent with the SEC since December 31, 1996 (the items identified in clauses (a), (b) and (c) (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) being referred to collectively as the "PARENT SEC FILINGS"). As of their respective dates, the Parent SEC Filings, taken together with all amendments thereto, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included or incorporated by reference in the Parent 10-K and the Parent 10-Q's (a) have been prepared in accordance with generally accepted accounting principles in effect during the periods involved (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the rules and regulations of the SEC) (except as may be indicated in the notes to such financial statements) and (b) fairly present in all material respects the consolidated financial position of the Parent and the Operating Partnership at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

                 4.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Filings filed prior to the date hereof (the "FILED PARENT SEC FILINGS") or as specifically contemplated by this Agreement or as set forth in Section 4.7 of the

Parent Disclosure Letter, since September 30, 1997 there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect with respect to the Parent or the Operating Partnership.

                 4.8 Absence of Litigation. Except as disclosed in the Filed Parent SEC Filings or as set forth in Section 4.8 of the Parent Disclosure Letter, as of the date hereof, there are no claims, actions or proceedings pending or, to the knowledge of the Parent or the Operating Partnership, threatened against the Parent or the Operating Partnership or any of their subsidiaries, or any of their respective properties or assets before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership. As of the date hereof, neither the Parent or the Operating Partnership nor any portion of the Parent's and the Operating Partnership's properties or assets is subject to any Orders of any court or Governmental Entity, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership.

                 4.9 Compliance. Except as disclosed in the Filed Parent SEC Filings, none of the Parent, the Operating Partnership and their subsidiaries is in default or violation of any term, condition or provision of
(a) its certificate of limited partnership, partnership agreement, articles of incorporation, by-laws, code of regulations or other organizational documents, as the case may be, or (b) except with respect to matters that, individually or in the aggregate, have not had or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, (i) any Contracts to which the Parent or the Operating Partnership or any of their subsidiaries is a party or by which any of them or any material portion of their properties or assets may be bound or
(ii) any Legal Requirements applicable to the Parent or the Operating Partnership or any of their subsidiaries or any material portion of their properties or assets.

                 4.10 Information Supplied. None of the information supplied or to be supplied by the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement to be filed with the SEC by the Parent and the Company in connection with the Company Unitholders' Meeting and the Parent Shareholders' Meeting will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the Unitholders and the Parent's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                 4.11 Finders and Investment Bankers. None of the Parent or the Operating Partnership or any of their subsidiaries has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Lehman Brothers Inc. (the "PARENT FINANCIAL ADVISOR"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Parent Financial Advisor, all of which fees have been or will be paid by the Parent. The Parent has previously delivered to the Company a copy of the engagement letter between the Parent and the Parent Financial Advisor.

                 4.12 Sufficient Funds. The Operating Partnership has or upon the Closing Date will have sufficient funds or financing available (through existing credit arrangements or otherwise) to (a) repay, in cash, all indebtedness outstanding under the credit facility provided for pursuant to the Second Amended and Restated Credit Agreement, dated April 2, 1996, between Canadian Imperial Bank of Commerce, as agent, and the Subsidiary Partnership (together with any interest rate hedging agreements entered into pursuant to Section 6.27 of such credit agreement, the "COMPANY CREDIT FACILITY"), plus unpaid interest accrued thereon, and any prepayment, breakage or other costs associated with repayment of amounts under or in connection with the termination of the Company Credit Facility on the Closing Date, as contemplated in Section 5.11, (b) pay, in cash, all amounts owed to the Manager by the Subsidiary Partnership pursuant to the Management Agreement and the Termination Agreement, as contemplated in Section 5.11, (c) repay all loans and other obligations owed by the Company to the General Partner and the Manager, as contemplated in Section 5.11, (d) pay all amounts required to be paid pursuant to the Assignment Agreement, (e) pay all fees, costs and expenses including, without limitation, fees and expenses of counsel for each of the Special Committee, the General Partner and the Company and of the Special Committee Financial Advisors incurred by the Company in connection with this Agreement, the Merger, the other transactions contemplated hereby, the Operating Lease and related matters (the amounts in clauses (a) through (e) collectively, the "TRANSACTION EXPENSES"), as contemplated in Section 5.11 and (f) pay all amounts required to be paid in cash pursuant to Article 2.

                 4.13 Investigation by the Parent and the Operating Partnership. In entering into this Agreement, the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub:

                          (a)     acknowledge that, except as set forth in this
Agreement and in the certificates and other documents and instruments to be delivered by the General Partner, the Company and the Subsidiary Partnership at the Closing, none of the General Partner, the Company, the Subsidiary Partnership or any of their respective partners, directors (including the Special Committee), officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Parent, the Operating Partnership or their agents or representatives, and

                          (b)     agree, to the fullest extent permitted by law
that, except as provided in this Agreement, none of the General Partner, the Company, the Subsidiary Partnership or any of their respective partners, directors (including the Special Committee), officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Parent or the Operating Partnership on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Parent or the Operating Partnership.

                 4.14     Taxes.

                          4.14.1  Each of the Parent, the Operating Partnership
and their subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid all taxes required to be paid by it other than cases where the failure to pay any such taxes, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, and the financial statements contained in the most recent Parent 10-K reflect an adequate reserve for all material taxes payable by the Parent, the Operating Partnership or such subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since February 8, 1996, the Parent has incurred no liability for taxes under
Section 857(b), 860(c) or 4981 of the Code (as defined below), and neither the Parent nor the Operating Partnership has incurred any liability for taxes other than in the ordinary course of business. Except as set forth in Section 4.14.1 of the Parent Disclosure Letter, to the knowledge of the Parent or the Operating Partnership, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon the Parent.

                          4.14.2  The Parent has been, since its date of
formation, and will be through the Closing Date, treated as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years, (b) has operated since its date of formation, and intends to continue to operate, in such a manner as to qualify as a real estate investment trust and (c) has not taken or omitted to take any action which could result in a challenge to its status as a real estate investment trust, and to the Parent's knowledge, no such challenge is pending or threatened. The Operating Partnership has been since its date of formation, and will be, through the Closing Date, treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes. The General Partner agrees that it will file the final tax returns of the Company for the taxable year of the Company that ends on the Closing Date as a result of the termination of the Company pursuant to Section 708(b)(1)(B) of the Code and the General Partner, the Company, and the Subsidiary Partnership agree, based on advice of competent tax counsel, that such final tax returns will in all respects reflect and be consistent with the treatment of the Merger as a transfer by the General Partner and each Unitholder of their interests in the Company to Parent in exchange for cash and Parent Shares. Parent, Newco I, Newco II, and Merger Sub agree to treat the Merger for tax purposes consistent with the treatment described herein.

                 4.15     Condemnation Actions.  Except as disclosed in Section
4.15 of the Parent Disclosure Letter, neither the Parent, the Operating Partnership nor any of their respective subsidiaries has received any written notice of and none of them has knowledge of any pending condemnation action of any nature with respect to any of the properties owned or leased by the Parent or the Operating Partnership or any of such subsidiaries (collectively, the "PARENT PROPERTIES") other than any such action that, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership. If, between the date hereof and the Effective Time, the Parent, the Operating Partnership or any of such subsidiaries receives a written notice of or obtains knowledge of any such pending condemnation action, the Parent shall promptly notify the Company of such notice or knowledge.

                 4.16     Hazardous Materials.  Except as disclosed in Section
4.16 of the Parent Disclosure Letter and except with respect to matters that, individually or in the aggregate, have not had or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, none of the Parent, the Operating Partnership and their respective subsidiaries has received any written notice of and none of them has knowledge of (a) any alleged violation of any Environmental Law with respect to any such property, which violation has not been previously remedied or (b) any investigation by any Governmental Entity with respect to the existence of any Hazardous Materials at any of the sites at which an investigation remains open.

                 4.17 Bankruptcy Matters. None of the Parent, the Operating Partnership or their respective subsidiaries has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substan-tially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

                 4.18 Vote or Consent Required. The affirmative votes of the holders of a majority of the outstanding Parent Shares is the only vote or consent of the holders of any class or series of capital stock of the Parent, Newco I or Newco II or partnership interests in the Operating Partnership or Merger Sub not previously obtained that is necessary (under applicable law or otherwise) to enable each of Parent, Newco I, Newco II, Merger Sub and the Operating Partnership to enter into and consummate this Agreement and the other Transaction Documents to which it is a party and perform their respective obligations hereunder and thereunder.

                 4.19 Opinion of Financial Advisor. The Parent has received an opinion of the Parent Financial Advisor to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Parent from a financial point of view.

                 4.20 Takeover Statutes. No Takeover Statute applies to the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents.

                 4.21 Newly Formed Subsidiaries. Each of Merger Sub, Newco I and Newco II is a newly formed, wholly-owned subsidiary of the Parent and, except for the activities incident to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, none of Newco I, Newco II and Merger Sub has engaged in any business activities of any type or kind whatsoever. Each of Newco I and

Newco II is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code.



                                   ARTICLE 5

                                   COVENANTS

                 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement and the other Transaction Documents (including, without limitation, as contemplated in the immediately succeeding sentence), during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and the General Partner shall cause the Subsidiary Partnership to, conduct its operations in the ordinary course of business consistent with past practice and to use all commercially reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers and suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, prior to the Effective Time, the Company will not, and the General Partner will cause the Subsidiary Partnership not to, without the prior written consent of the Parent or the Operating Partnership:

                          (a)     amend its certificate of limited partnership
or agreement of limited partnership except as contemplated by Section 5.15 hereof;

                          (b)     authorize for issuance, issue, sell, pledge,
deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions or other rights or other agreements) any Company

Units or other general or limited partnership interests of any class or any securities convertible into or exchangeable for partnership units or other general or limited partnership interests of any class in the Company or the Subsidiary Partnership;

                          (c)     split, combine or reclassify any Company
Units or declare, pay or set aside for payment any distribution (other than (x) regularly scheduled quarterly distributions on the Company Units of $.55 per Company Unit and corresponding quarterly distributions on the GP Interest at the rate provided for in the Company's agreement of limited partnership, which shall be paid in the ordinary course of business, and (y) the Special Distribution) in respect of the Company Units or the GP Interest;

                          (d)     acquire, sell, lease or dispose of any assets
(whether by merger, transfer of securities or otherwise) which in the aggregate are material to the Company and the Subsidiary Partnership taken as a whole;

                          (e)     (i) incur or assume any long-term or
short-term debt or issue any debt securities except for (A) borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (B) borrowings from the General Partner necessary to enable the Company or the Subsidiary Partnership to pay operating expenses incurred in the ordinary course of business, to make capital expenditures otherwise permitted under Section 5.1(f) and to make regularly scheduled distributions to Unitholders and the General Partner to the extent such distributions are permitted to be made under Section 5.1(c) and to make the Special Distribution; and (C) borrowings from the General Partner in amounts necessary to enable the Company or the Subsidiary Partnership to prepay the amount owed to any lender under the

Company Credit Facility, so long as the interest rate charged by the General Partner in connection with such borrowings is equal to or lower than the interest rate that would have been applicable to the prepaid amount under the Company Credit Facility during the period in which such borrowings are made and remain outstanding; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than the Subsidiary Partnership), except in the ordinary course of business consistent with past practice in an amount not material to the Company and the Subsidiary Partnership taken as a whole;
(iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than the Subsidiary Partnership), other than in the ordinary course of business consistent with past practice; (iv) pledge or otherwise encumber any interests in the Subsidiary Partnership; or
(v) mortgage or pledge any of its material tangible or intangible assets or voluntarily create any lien, charge, security interest or encumbrance of any kind with respect to any such asset securing an obligation or indebtedness in any one occurrence of $100,000 or more or, in the aggregate, in excess of $1,000,000;

                          (f)     (i) acquire (by merger, consolidation or
acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material equity interest therein (other than purchases of marketable securities in the ordinary course of business);
(ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and the Subsidiary Partnership taken as a whole; (iii) other than capital expenditures provided for in the Company's 1997 and 1998 capital expenditures budgets (provided that substitution of budget line items shall be permitted so long as aggregate capital expenditures budgets are not exceeded), which budgets have been delivered or made available to the Parent, authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $1,000,000, provided, however, that such limits may be exceeded if and to the extent such expenditures are required in order to comply with the law or in the event of an emergency at one or more of the Hotels that could result in significant harm to the affected property; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

                          (g)     adopt a plan of complete or partial
liquidation or resolutions providing for or authorizing such liquidation or a dissolution, winding up, merger, consolidation, restructuring, recapitalization or other reorganization;

                          (h)     materially change any of the accounting
methods used by it unless required by generally accepted accounting principles, the SEC or applicable law;

                          (i)      settle or compromise any claim (including
arbitration) or litigation, which after insurance reimbursement is material to the Company and the Subsidiary Partnership taken as a whole, without the prior written consent of the Parent, which consent will not be unreasonably withheld; or

                          (j)      authorize or enter into an agreement to do
any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.1, the Company intends to and shall be permitted to take advantage of the grandfather extension under the Taxpayer Relief Act of 1997 for a publicly traded partnership by electing the application of Section 7704(g) of the Code and consenting to the application of the tax imposed by paragraph (3) of Section 7704(g) of the Code.

                 5.2 Conduct of Business of the Parent and the Operating Partnership. Except as contemplated by this Agreement and the other Transaction Documents, during the period commencing on the date hereof and ending at the Effective Time, each of the Parent and the Operating Partnership, Newco I, Newco II and Merger Sub shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and employees and others having business relationships with it. Except as otherwise contemplated in this Agreement, prior to the Effective Time, neither the Parent nor the Operating Partnership will, or will permit its subsidiaries to, without the prior written consent of the Special Committee (acting on behalf of the General Partner):

                          (a)     amend its articles of incorporation, code of
regulations, certificate of limited partnership, agreement of limited partnership or other governing or organizational documents;

                          (b)     except in connection with the Parent's Long
Term Incentive Plan (as defined below) and options outstanding on the date hereof or as contemplated by the agreement of limited partnership of the Operating Partnership in respect of the issuance of Parent Shares in exchange for Operating Partnership Units, or in respect of the issuance of Operating Partnership Units in connection with the issuance of Parent Shares, or in connection with any conversion of the Intercompany Note (as defined below), authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions or other rights or other agreements) any capital stock or partnership units or interests, as the case may be, of any class or any securities convertible into or exchangeable for capital stock or partnership units or interests, as the case may be, of any class of the Parent or the Operating Partnership which represents (after giving effect to the exchange of any such partnership units for Parent Shares) more than 50% (prior to giving effect to the Merger) of the voting stock of the Parent on a fully diluted basis (after giving effect to the exchange of all currently outstanding Operating Partnership Units for shares of Parent Shares);

                          (c)     split, combine or reclassify any Parent
Shares or declare, pay or set aside for payment any dividend (other than regularly scheduled quarterly dividends on the Parent Shares of $.45 per Parent Share, which shall be paid in the ordinary course of business) in respect of any Parent Shares or other interests in the Parent, or redeem, purchase or otherwise acquire any of its capital stock;

                          (d)     (i) incur or assume any long-term or
short-term debt or issue any debt securities if such transaction would result in the ratio of net debt to market capitalization of the Parent and the Operating Partnership on a consolidated basis (but excluding for the purposes of such calculation the Intercompany Note) exceeding .45; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person or persons if such transaction would result in such ratio of net debt to market capitalization exceeding .45;

                          (e)     acquire (by merger, consolidation or
acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material equity interest therein (other than purchases of marketable securities in the ordinary course of business) or otherwise issue any equity securities or any securities convertible into or exchangeable for equity securities which, in any case, would require the approval of the Parent's shareholders;

                          (f)     effect any merger, consolidation or other
business combination with any person in which such person will become, after the consummation of such transaction, the surviving entity of the transaction;

                          (g)     adopt a plan of complete or partial
liquidation or resolutions providing for or authorizing such liquidation or a dissolution, winding-up, merger, consolidation, restructuring, recapitalization or other reorganization;

                          (h)     take any action that would cause the
representation set forth in Section 4.21 to become untrue at or prior to the Effective Time; or

                          (i)     authorize or enter into an agreement to do
any of the foregoing.

                 5.3 Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) the Company and the Parent shall prepare and file with the SEC (with appropriate requests for confidential treatment) under the Exchange Act a joint proxy statement/prospectus and a form of a proxy (such proxy statement/prospectus or joint proxy statement/prospectus, as the case may be, together with any amendments thereof or supplements thereto, in each case in the form or forms delivered to the Unitholders of the Company and the shareholders of the Parent, the "PROXY STATEMENT") relating to the solicitation of approval from the Unitholders and the shareholders of the Parent with respect to the Transaction Documents and the transactions contemplated hereby and thereby and (b) the Parent shall file with the SEC under the Securities Act the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued and distributed to the Unitholders and the General Partner pursuant to the Merger. The Parent and the Company will cause the Registration Statement and the Proxy Statement to comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.
Each of the Parent and the Company shall use all commercially reasonable efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement with the SEC) as promptly as practicable thereafter, and shall take any and all actions required under any applicable federal or state securities or "blue sky" laws in connection with the issuance of shares of Parent Shares pursuant to the Merger. Without limiting the generality of the foregoing, each of the Parent and the Company agrees to use all commercially reasonable efforts, after consultation with the other such party, to respond as promptly as possible to any comments made by the SEC with respect to the Proxy Statement (including each preliminary version thereof) and the Registration Statement (including each amendment thereof and supplement thereto). Each of the Parent and the Company shall, and shall cause its respective representatives to, cooperate fully with the other such party with all information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. The Proxy Statement shall include the determination and recommendation of the (a) Board of Directors of the General Partner and the Special Committee and (b) the Board of Directors of the Parent, that the Unitholders and the shareholders of the Parent, respectively, vote in favor of the approval and adoption of the Merger, this Agreement, the other Transaction Documents, the transactions contemplated hereby and thereby and the issuance of the Parent Shares in connection with the Merger, as the case may be; provided, however, that the Board of Directors of the General Partner and the Special Committee may withdraw, modify or change such respective recommendation if any of them determines in good faith, based upon the advice of outside counsel, that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause them to breach their fiduciary duties under applicable law. As promptly as practicable after the Registration Statement shall have become effective, the Company and the Parent shall cause the Proxy Statement to be mailed to the Unitholders and the shareholders of the Parent, respectively.

                          5.3.1   Without limiting the generality of the
foregoing, (a) the General Partner, the Company and the Subsidiary Partnership, on the one hand, and the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub, on the other hand, shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, and (b) the Company and the Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

                          5.3.2   The information supplied by the General
Partner, Company and the Subsidiary Partnership for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not
(a) at the time the Registration Statement is declared effective, (b) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Unitholders and the shareholders of the Parent, (c) at the time of the (i) Company Unitholders' Meeting or

(ii) the Parent Shareholders' Meeting, and (d) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the General Partner, Company, the Subsidiary Partnership or any of their subsidiaries or affiliates or their respective officers or directors is discovered by the Company and the Subsidiary Partnership which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the General Partner, the Company or the Subsidiary Partnership shall promptly inform the Parent of such event or circumstance. The information supplied by the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (w) at the time the Registration Statement is declared effective, (x) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Unitholders and the shareholders of the Parent, (y) at the time of (A) the Company Unitholders' Meeting or (B) the Parent Shareholders' Meeting and (z) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which the are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent, Newco I, Newco II, Merger Sub, the Operating Partnership or any of their subsidiaries or affiliates or their respective officers or directors is discovered by the Parent, Newco

I, Newco II, Merger Sub and the Operating Partnership which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Parent, Newco I, Newco II, Merger Sub or the Operating Partnership shall promptly inform the Company of such event or circumstance.

                          5.3.3   As promptly as practicable after the date of
this Agreement, the Company and the Board of Directors of the General Partner will (a) duly call and hold a special meeting of the Unitholders for the purpose of considering and voting upon the approval of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (which special meeting shall, to the extent feasible, be held on the same day or as soon as practicable after the date on which the Registration Statement becomes effective) and (b) use all commercially reasonable efforts to solicit from the Unitholders proxies in favor of such approvals and to secure the vote or consent of the Unitholders required by the DRULPA and the Company's agreement of limited partnership.

                          5.3.4   As promptly as practicable after the date of
this Agreement, the Parent and its Board of Directors will, (a) duly call and hold a special meeting of its shareholders for the purpose of considering and voting upon the approval of the issuance of the Parent Shares in connection with the Merger (which special meeting shall, to the extent feasible, be held on the same day or as soon as practicable after the date on which the Registration Statement becomes effective) and (b) use all commercially reasonable efforts to solicit from its shareholders proxies in favor of such approvals and to secure the vote or consent of shareholders required by the rules and regulations promulgated by the NYSE and the OGCL to effect the Merger. In connection with the preparation of the Proxy Statement and the Registration Statement, the Parent shall use reasonable efforts to cause to be delivered to the Company prior to the mailing of the Proxy Statement to the Unitholders and to include in the Proxy Statement, the opinion of independent counsel for the Parent dated the date of the Proxy Statement, that (i) the Parent was organized and has operated in conformity with the requirements for qualification as a real estate investment trust within the meaning of the Code since its date of formation and that, after giving effect to the Merger, the Parent's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and
(ii) the Operating Partnership has been since its date of formation, and continues to be, treated as of the date of the Proxy Statement, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation.

                 5.4      Access and Information.

                          5.4.1   Between the date of this Agreement and the
Effective Time, the Company shall afford each of the Parent and the Operating Partnership and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts, books and records of the Company and the Subsidiary Partnership and shall promptly deliver or make available to the Parent (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, the properties and assets of the Company and the Subsidiary Partnership as the Parent may from time to time reasonably request. Each of the Parent and the Operating Partnership and their subsidiaries shall hold, and shall cause its Representatives (as defined in the letter agreement dated July 17, 1997 (the "COMPANY CONFIDENTIALITY AGREEMENT") between the Company and the Parent) to hold, all Evaluation Material (as defined in the Company Confidentiality Agreement) in confidence in accordance with the terms of the Company Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent shall promptly return or destroy all Evaluation Material in accordance with the terms of the Company Confidentiality Agreement.

                          5.4.2   Between the date of this Agreement and the
Effective Time, each of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub shall, and shall cause their respective subsidiaries to, afford the General Partner, the Company and their authorized representatives (including their accountants, financial advisors and legal counsel and those of the Special Committee) reasonable access during normal business hours to all of the properties, personnel, Contracts, books and records of the Parent, the Operating Partnership and their subsidiaries and shall promptly deliver or make available to the Company (a) a copy of each report, schedule and other document filed by the Parent pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, the properties and assets of the Parent, the Operating Partnership and their subsidiaries as the Company may from time to time reasonably request. The Company, the General Partner and the Subsidiary Partnership shall hold, and shall cause their Representatives (as defined in the letter agreement dated November 24, 1997 (the "PARENT CONFIDENTIALITY AGREEMENT") between the Parent and the General Partner) to hold, all Evaluation Material (as defined in the Parent Confidentiality Agreement) in confidence in accordance with the terms of the Parent Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Company shall promptly return to the Parent or the Operating Partnership or destroy all Evaluation Material in accordance with the terms of the Parent Confidentiality Agreement.

                 5.5 No Solicitation. Except as otherwise contemplated by this Agreement, from and after the date hereof, the Company shall not, and the General Partner shall cause the Subsidiary Partnership not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than the Parent, the Operating Partnership, Newco I, Newco II, Merger Sub or any affiliate, associate or designee of the Parent or the Operating Partnership) concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Company or the Subsidiary Partnership, whether by merger, tender offer, purchase of assets or partnership units or otherwise (any such proposal made after the date hereof, including any renewal of any such proposal, or new proposal, made after the date hereof by a party (other than the Parent, the Operating Partnership, Newco I, Newco II, Merger Sub or any affiliate, associate or designee of the Parent or the Operating

Partnership) that made any such proposal prior to the date hereof, an "ACQUISITION PROPOSAL"). As of the date of this Agreement, each of the Company, the General Partner and the Subsidiary Partnership hereby (a) represents that as of such date it and the Special Committee have (or immediately following the public announcement of the execution and delivery of this Agreement shall have) discontinued discussions or negotiations with all persons or groups (other than the Parent, the Operating Partnership, Newco I, Newco II, Merger Sub or any affiliate, associate or designee of the Parent or the Operating Partnership) with whom discussions or negotiations have previously been held concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Company or the Subsidiary Partnership, whether by merger, tender offer, purchase of assets or partnership units or otherwise, and (b) agrees not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide information to any such person or group concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Company or the Subsidiary Partnership, whether by merger, tender offer, purchase of assets or partnership units or otherwise other than in compliance with the provisions of this Section 5.5. Notwithstanding the foregoing, (i) the Board of Directors of the General Partner or the Special Committee may take, and disclose to the Unitholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for Company Units and (ii) the Company, the General Partner and the Subsidiary Partnership may, directly or indirectly, furnish information and access and may participate in discussions and negotiate with any person or group concerning any Acquisition Proposal which the Board of Directors of the General Partner or the Special Committee determines in its good faith judgment, after consultation with its independent legal counsel, that it is necessary to do so in the exercise of its fiduciary obligations.

                 5.6      Reasonable Efforts; Additional Actions.

                          5.6.1   Upon the terms and subject to the conditions
of this Agreement and the other Transaction Documents, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents, including using all commercially reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's, the Subsidiary Partnership's, the Parent's and the Operating Partnership's borrowing or other contractual arrangements or those of their respective subsidiaries, required for the transactions contemplated by this Agreement and the other Transaction Documents (other than consents, amendments or waivers the failure of which to obtain would not, individually or in the aggregate, result or reasonably be expected to result in a Material Adverse Effect with respect to the Company and the Subsidiary Partnership or the Parent and the Operating Partnership, as the case may be) including, but not limited to, the consent of the lessor under the Springfield Ground Lease to the execution and delivery of the Operating Lease by the Subsidiary Partnership; provided, however, that the failure to obtain such consent shall not be a breach of this Agreement or a failure of a condition to effect the Merger, (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the Securities Act, the Exchange Act, the DRULPA and applicable regulations of state liquor licensing authorities, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (d) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 6.

                          5.6.2   If, at any time after the Effective Time, the
Surviving Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership the right, title or interest in, to or under any of the rights, the properties or assets of either of the Constituent Partnerships acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Partnerships or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Partnerships or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, the properties or assets in the Surviving Partnership or otherwise to carry out this Agreement.

                 5.7 Notification of Certain Matters. The General Partner, the Company and the Subsidiary Partnership shall give notice to the Parent and the Operating Partnership, and the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership shall give notice to the General Partner and the Company, promptly upon becoming aware of (a) any occurrence, or the failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 5.8 Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parent, on the one hand, and the General Partner and the Company, on the other hand. Thereafter, for as long as this Agreement is in effect, the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership, on the one hand, and the Company, the General Partner and the Subsidiary Partnership, on the other hand, shall not issue or cause the publication of any press release or any other announcement with respect to the Merger, this Agreement, the other Transaction Documents or the other transactions contemplated hereby or thereby without the consent of the other, except when such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement.

                 5.9      Indemnification; Directors and Officers Insurance.

                          5.9.1   To the fullest extent permitted by law, the
current members and any prior members of the Board of Directors of the General Partner and the current and prior officers of the General Partner (each individually, an "INDEMNITEE") shall each be indemnified and held harmless by each of the Parent and the Operating Partnership, jointly and severally, from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of or in connection with his status as a director or officer of the General Partner or as a member of the Special Committee prior to the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement), for a period of six years after the Effective Time if (a) the Indemnitee acted in good faith and in a manner he in good faith believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful and (b) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (a) or (b) above. The Parent and the Operating Partnership shall pay all reasonable expenses (including legal fees and expenses) that are incurred by an Indemnitee in enforcing this
Section 5.9.

                          5.9.2   To the fullest extent permitted by law,
expenses (including legal fees and expenses of counsel selected by the Indemnitee) incurred by an Indemnitee in defending, investigating or participating as a third-party witness in connection with any claim, demand, action, suit or proceeding contemplated by Section 5.9.1 shall, from time to time, be advanced by the Parent or the Operating Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Parent or the Operating Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a nonappealable adjudication that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.9. An Indemnitee wishing to claim indemnification under this Section 5.9, upon learning of any such claim, demand, action, suit or proceeding, shall notify the Parent and the Operating Partnership thereof, provided that the failure to so notify shall not affect the obligations of the Parent and the Operating Partnership except to the
extent such failure to notify materially prejudices the Parent.   The Parent
and the Operating Partnership shall not, without the prior written consent of the Indemnitee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnitee an unconditional and irrevocable release from all liability in respect of such claim.

                          5.9.3   The indemnification provided by this Section
5.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, as to action in the Indemnitee's capacity as a director or officer of the General Partner or as a member of the Special Committee, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

                          5.9.4   Either the Parent or the Operating
Partnership shall purchase and cause to be maintained in effect for a period of six years after the Effective Time, for the benefit of the directors and officers of the General Partner who are covered by directors and officers liability insurance policies maintained by the General Partner on the date of this Agreement, directors and officers liability insurance policies, covering matters arising out of or in connection with such person's status as a director or officer of the General Partner or as a member of the Special Committee prior to the Effective Time, of at least the same coverage as, and which contain terms and conditions that are not less advantageous to such directors and officers of the General Partner than, the directors' and officers' liability insurance policies maintained by the General Partner. On each anniversary of the Effective Time up to and including the sixth anniversary thereof, the Parent or the Operating Partnership shall deliver a certificate to each such director and officer certifying compliance with respect to the provisions of this Section 5.9.4.

                          5.9.5   This covenant is intended to be for the
benefit of, and shall be enforceable by, each of the Indemnitees and their respective heirs and legal representatives.

                 5.10 Parent Shares Issued Free and Clear of Liens. The Parent hereby represents, warrants and covenants for the benefit of each Unitholder and the General Partner that all of the Parent Shares required to be issued to each Unitholder and the General Partner pursuant to this Agreement shall be duly authorized, validly issued and free and clear of any Liens.

                 5.11 Satisfaction of Certain Liabilities; Indemnity. Upon the Effective Time, the Operating Partnership shall (a) pay to the Manager, in cash, all obligations then payable by the Subsidiary Partnership to the Manager under the Management Agreement or the Termination Agreement, including, without limitation, those obligations relating to the subjects of incentive and deferred compensation, (b) repay all loans and other obligations owed by the Company to the General Partner and the Manager (including, without limitation, any loan made in connection with the Special Distribution), (c) repay, in cash, all indebtedness outstanding under the Company Credit Facility together with unpaid interest accrued thereon, and any prepayment, breakage or other costs associated with repayment of amounts under or in connection with the termination of the Company Credit Facility, and (d) pay, in cash, all Transaction Expenses. The Parent and the Operating Partnership shall, as of the

Effective Time, assume all of the indemnification obligations of the Company set forth in the Company's agreement of limited partnership.

                 5.12 Tax Administration; Elections. The General Partner, as general partner of the Company, shall prepare and file on a timely basis all tax returns and reports relating to income of the Company for all taxable periods ending on or before the Closing Date in a manner consistent with prior years' tax returns of the Company using, to the extent permitted by law, consistent methods, conventions and elections to those previously used by the Company; provided, however, that the Company intends to take advantage of the grandfather extension under the Taxpayer Relief Act of 1997 for a publicly traded partnership by electing the application of Section 7704(g) of the Code and consenting to the application of the tax imposed by paragraph (3) of
Section 7704(g) of the Code. The Parent and the Operating Partnership shall cooperate with the General Partner in connection with the preparation of such tax returns and reports.

                 5.13 Other Actions. Each of the Company, the General Partner and the Subsidiary Partnership, on the one hand, and the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership, on the other hand, shall not and shall cause its respective subsidiaries not to take any action (a) that would result in any of the representations and warranties of such party (without giving effect to the "knowledge" qualification) set forth in this agreement becoming untrue in any material respect or (b) that would impair in any material respect the ability of such party to consummate the transactions contemplated by this Agreement.

                 5.14 Allocation Indemnity. If, after the closing of the transactions contemplated hereby, a court of competent jurisdiction pursuant to a binding and nonappealable final judgment determines that the allocation of the Merger Consideration provided for herein between the Unitholders, on the one hand, and the General Partner, on the other hand, is contrary to the allocation required under the Company's agreement of limited partnership, the General Partner shall indemnify the Parent and the Operating Partnership against all claims and costs of any nature incurred by the Parent or the Operating Partnership as a consequence thereof.

                 5.15 Amendment of the Company and the Subsidiary Partnership Agreements. Subject to the approval by the Unitholders, the General Partner, in its capacity as general partner of the Subsidiary Partnership, and the Company, as the limited partner of the Subsidiary Partnership, agree to amend the agreements of limited partnership of each of the Company and the Subsidiary Partnership in order to facilitate the transactions contemplated by this Agreement and the Assignment Agreement.

                 5.16 NYSE Listing of the Parent Shares. The Parent shall use all commercially reasonable efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE") (subject to official notice of issuance) prior to the Effective Time.

                 5.17 Books and Records. After the Closing Date, the Parent, the Operating Partnership, the Subsidiary Partnership and the General Partner agree to, and to cause their respective subsidiaries to, cooperate with and make available to the other parties, during normal business hours, all books and records retained and remaining in existence after the Closing which are necessary in connection with the preparation of any tax returns or other reports, or any tax inquiry, audit, investigation or dispute with respect to the Company or the Subsidiary Partnership. The party requesting such books and records shall bear all out-of-pocket costs and expenses (including attorneys' fees and expenses) reasonably incurred in connection with providing such books and records, and shall maintain the confidentiality of all such information in accordance with Sections 5.4.1 and 5.4.2 of this Agreement.

                 5.18 Release. Following consummation of the Merger, none of the General Partner, Doubletree Corporation, or any of their respective affiliates, predecessors or successors, or any directors, officers, stockholder or representative of such entities (each of the foregoing, a "Releasee") shall have any liability or obligation to the Company, the Subsidiary Partnership, the Parent, Operating Partnership or any of their affiliates (each of the foregoing, a "Releasor") in connection with or arising out of (i) the Amended and Restated Agreement of Limited Partnership of Red Lions Inns Limited Partnership, as amended, or the Amended and Restated Agreement of Limited Partnership of Red Lion Inns Operating L.P., as amended; (ii) their capacity as general partner or limited partner of the Company or the Subsidiary Partnership, or as an owner or controlling person of a general partner or limited partner, except in the case of clause (i) or clause (ii) of this
Section 5.18, (A) as otherwise provided in Section 5.14, and (B) for liabilities incurred by any Releasor after the date hereof to third parties arising out of fraud or willful misconduct by such Releasee, or (iii) any event or condition existing prior to the Effective Time related to the business, operations, assets, liabilities or employees of the Company or the Subsidiary Partnership, excluding in the case of this clause (iii) any liability or obligation arising under any contractual obligation of the applicable Releasee to the applicable Releasor.

                 5.19 Dissolution. None of the Parent, Newco I and Newco II shall, for at least six (6) months following the Closing Date, cause or take any action, corporate or otherwise, to cause the dissolution, liquidation or termination of existence of either Newco I or Newco II.

                 5.20 Certain Income of the Company. For the period January 1, 1998 through the Closing Date, at least 91% of the gross income of the Company will be "qualifying income" within the meaning of Section 7704(d) of the Code.



                                   ARTICLE 6

                                   CONDITIONS

                 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                          (a)     Unitholders/Shareholder Approval.  This
Agreement and the transactions contemplated hereby shall have been (i) adopted and approved by the affirmative vote or consent of the Unitholders owning that number of Company Units required therefor under the agreement of limited partnership of the Company and applicable law; and (ii) adopted and approved by the affirmative vote of the shareholders of the Parent owning that number of Parent Shares required therefor under the Parent's articles of incorporation, code of regulations and other organizational documents, the rules and regulations of the NYSE and applicable law;

                          (b)     No Order.  No Legal Requirements shall have
been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibit or prevent the consummation of the Merger;

                          (c)     Registration Statement.  The Registration
Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

                          (d)     Government and Regulatory Consents.  (i) All
consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (as the case may be), except for the filings described in Section 1.2 and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect with respect to the Parent after giving effect to the Merger or with respect to the consummation of the transactions contemplated hereby and (ii) such consents, authorizations, orders and approvals shall be subject to no conditions other than conditions that would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent after giving effect to the Merger.

                          (e)     Subsidiary Assignment.  The Subsidiary
Assignment shall have been consummated as contemplated by the Assignment Agreement; and

                          (f)     Certain Agreements.  The Operating Lease, the
New Management Agreement, the Termination Agreement and the Owner Agreement shall each have been executed and delivered by the parties thereto and shall remain in full force and effect.

                 6.2 Conditions to Obligations of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub. The obligations of Merger Sub to effect the Merger and of each of the Parent, the Operating Partnership, Newco I and Newco II to perform its obligations under this Agreement required to be performed at Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                          (a)     Agreements and Covenants.  The Company shall
have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

                          (b)     Representations and Warranties.  The
representations and warranties of the Company, the General Partner and the Subsidiary Partnership contained in this Agreement (x) that are not qualified as to materiality shall be true and correct in all material respects and (y) that are so qualified, shall be true and correct, in each case on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date);

                          (c)     Certificate.  The Parent shall have received
a certificate signed by an executive officer of the General Partner to the effect of Sections 6.2(a) and (b); and

                          (d)     Tax Opinions.  The Parent and the Operating
Partnership shall have received an opinion of Latham & Watkins, counsel for the Company and the Subsidiary Partnership, in form and substance reasonably satisfactory to the Parent (and subject to customary assumptions and qualifications), that each of the Company and the Subsidiary Partnership has been, since its date of formation, and will be, through the date of Closing, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. Such opinion shall state that the rent received by the Subsidiary Partnership from Westboy LLC is "qualifying income" for purposes of Section 7704(d) of the Code and that the client has represented that at least ninety percent (90%) or more of the Subsidiary Partnership gross income from January 1, 1998 through the Closing Date consists of such "qualifying income." Such opinion may not be based on (i) a lack of trading under Section 7704 of the Code or the regulations issued thereunder or (ii) the fact that the Company has made an election pursuant to Section 7704(g) of the Code or the regulations issued thereunder to protect its status as a partnership for federal income tax purposes.

                 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and of the General Partner and the Subsidiary Partnership to perform its obligations under this Agreement required to be performed at

Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                          (a)     Agreements and Covenants.  Each of the
Parent, the Operating Partnership, Newco I, Newco II and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

                          (b)     Representations and Warranties.  The
representations and warranties of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub contained in this Agreement (x) that are not qualified as to materiality shall be true and correct in all material respects and (y) that are so qualified, shall be true and correct, in each case on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date);

                          (c)     Certificate.  The Company shall have received
a certificate signed by an executive officer of the Parent to the effect of Sections 6.3 (a) and (b); and

                          (d)     Tax Opinion.  The Company shall have received
the opinion of Baker & Hostetler LLP, counsel for the Parent and the Operating Partnership, in form and substance reasonably satisfactory to it, that (i) commencing with its taxable year ended December 31, 1996, the Parent has met the requirements for qualification and taxation as a real estate investment trust and that, after giving effect to the Merger, the Parent's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and (ii) the Operating Partnership has been since February 8, 1996, and continues to be, treated for federal income tax purposes as a partnership, and not as a corporation or an association taxable as a corporation (in the case of (i) and (ii) above with customary assumptions and qualifications).

                          (e)     NYSE Listing of the Parent Shares.  The NYSE
shall have approved for listing (subject to official notice of issuance) the Parent Shares to be issued in the Merger.



                                   ARTICLE 7

                                  TERMINATION

                 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the filing of the Certificate of Merger, whether before or after its adoption by the Unitholders and the Parent's shareholders:

                          (a)     By the mutual written consent of the Board of
Directors of each of the Parent and the General Partner;

                          (b)     By action of the Board of Directors of either
the Parent or the General Partner:

                                  (i)     if a court of competent jurisdiction
         or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable (provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used reasonable efforts to remove such injunction, order or decree); or

                                  (ii)    if the Effective Time shall not have
         occurred on or before June 30, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party the failure of which to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                          (c)     By the Board of Directors of either of the
Parent or the General Partner, if the Unitholder approval referred to in
Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote or consent of the Unitholders pursuant to the Company Unitholders' Meeting;

                          (d)     By the Board of Directors of either of the
Parent or the General Partner, if the Parent shareholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at the Parent Shareholders Meeting or any adjournment thereof;

                          (e)     By the General Partner, if the Company
receives an Acquisition Proposal from any person or group and the Board of Directors of the General Partner (with participation by the Special Committee) determines that such

Acquisition Proposal is more favorable to the Company and its Unitholders than the transactions contemplated by this Agreement;

                          (f)     By the Board of Directors of the Parent, if
the General Partner Board or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to the Parent its approval or recommendation of this Agreement or the Merger or (ii) shall have recommended an Alternative Transaction (as defined below), or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for an Alternative Transaction with a person or entity other than the Parent;

                          (g)     By the Board of Directors of the Parent, upon
a breach of any representation, warranty, covenant or agreement on the part of the Company, the General Partner or the Subsidiary Partnership set forth in this Agreement, or if any representation or warranty of the Company, General Partner or the Subsidiary Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would be incapable of being satisfied by June 30, 1998 (as otherwise extended); or

                          (h)     By the General Partner, upon a breach of any
representation, warranty, covenant or agreement on the part of Parent, Newco I, Newco II, Merger Sub or the Operating Partnership set forth in this Agreement, or if any representation or warranty of Parent, Newco I, Newco II, Merger Sub or the Operating Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would be incapable of being satisfied by June 30, 1998 (as otherwise extended).

                 7.2      Procedure for and Effect of Termination.

                          7.2.1   In the event that this Agreement is
terminated and the Merger is abandoned by the Board of Directors of the Parent, on the one hand, or by the General Partner, on the other hand, pursuant to
Section 7.1(a), (b), (c), (d), (g) or (h), written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided in this Section 7.2.1, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except as provided in Section 8.4; provided, however, that, if this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h), the foregoing provisions of this sentence shall not relieve a party from liability for breach of contract based upon negligence in making any representation or warranty pursuant to this Agreement as of the date hereof.

                          7.2.2   In the event that this Agreement is
terminated by the General Partner pursuant to Section 7.1(e) or by the Board of Directors of the Parent pursuant to Section 7.1(f), the Company shall (a) reimburse the Parent and Boykin Management Company Limited Liability Company ("BMCL") in cash for all Break-Up Expenses (as defined below), and (b) if, in any case, a termination pursuant to Section 7.1(e) or pursuant to Section
7.1(f) if at the time of such withdrawal or change in recommendation an Acquisition Proposal has been made to the Company or publicly announced and within twelve months following termination the Company executes a definitive agreement providing for an Alternative Transaction, pay to the Parent a fee in an amount equal to the sum of the Break-Up Fee (as defined below). The "BREAK-UP FEE" shall be $5,500,000 payable to BMCL (which the parties specifically recognize as a third- party beneficiary of this Agreement) and Parent, allocated between them as BMCL and Parent agree (the amount agreed by Parent and BMCL to be received by Parent herein referred to as the "BASE AMOUNT") subject to compliance with the Code such that Parent shall not be entitled to receive more than the sum of (A) the maximum amount that can be paid to the Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the "CODE"), determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by independent accountants to the Parent, plus (B) in the event the Parent receives a letter from outside counsel (the "BREAK-UP FEE TAX OPINION") indicating that the Parent has received a ruling from the Internal Revenue Service (the "IRS") holding that the Parent's receipt of the Base Amount would (i) constitute Qualifying Income, (ii) be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS") or (iii) would merely be taxable income to Parent but would not adversely affect the REIT status of Parent, and that the receipt by the Parent of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. The Company's obligation to pay the Break-Up Fee shall terminate eighteen months from the date of the termination of this Agreement.
In the event that the Parent is not able to receive the full Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to the Parent unless and until the Company receives any one or combination of the following: (w) a letter from the Parent's independent accountants indicating the maximum amount that can be paid at that time to the Parent without causing the Parent to fail to meet the REIT Requirements or (x) a Break-Up Fee Tax Opinion, in which event the Company shall pay to the Parent the unpaid Base Amount. The "BREAK-UP EXPENSES" shall be an amount equal to the Parent's and BMCL's actual and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, the Parent's and BMCL's due diligence related thereto, the preparation and filing of a registration statement, proxy materials and other materials contemplated by Section 5.3, and the performance of other obligations required to be performed pursuant to the terms of this Agreement but in no event in an amount greater than $1,000,000; provided, however, that if this Agreement is terminated by the Parent pursuant to Section
7.1 (f)(i) and at the time of such withdrawal or change in recommendation no Acquisition Proposal has been made to the Company or publicly announced, "Break-up Expenses" shall mean the Parent's and BMCL'S actual and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other

Transaction Documents, the Parent's and BMCL's due diligence related thereto, the preparation and filing of a registration statement, proxy materials and other materials contemplated by Section 5.3, and the performance of other obligations required to be performed pursuant to the terms of this Agreement but in no event in an amount, in the aggregate, greater than $2,000,000. The term "ALTERNATIVE TRANSACTION" shall mean any transaction resulting from an Acquisition Proposal made or publicly announced after the date hereof and prior to or within twelve months after the termination of this Agreement pursuant to
Section 7.1.



                                   ARTICLE 8

                                 MISCELLANEOUS

                 8.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:

                          (a)     "AFFILIATE," with respect to any person,
shall mean any person controlling, controlled by or under common control with such first person;

                          (b)     "INTERCOMPANY NOTE" shall mean the
Intercompany Convertible Note dated October 8, 1997, in the principal amount of $40,000,000, executed by Boykin Hotel Properties, L.P. in favor of Boykin Lodging Company.

                          (c)     "KNOWLEDGE," with respect to (i) any
corporation, shall mean the actual knowledge of any executive officer or director of such corporation and (ii) any partnership, shall mean the actual knowledge of any executive officer or director of its general partner;

                          (d)     "MATERIAL ADVERSE EFFECT," with respect to
any person, shall mean a material adverse effect on or change in the financial condition, assets or results of operations of such person and its subsidiaries (including any subsidiary partnership) taken as a whole (without regard, however, to changes in conditions generally applicable to the hotel industry or general economic conditions globally, in the United States or in the geographical regions thereof in which such person conducts business, and any changes in the financial condition or results of operations or assets of such person and its subsidiaries, taken as a whole, that are caused primarily or substantially by such changes or events or as a result of the announcement of this Agreement and the transactions contemplated hereby, including the payment of any costs, expenses, fees or similar charges incurred by such person's contemplation, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby);

                          (e)     "NEW MANAGEMENT AGREEMENT" shall mean an
agreement between the Lessee, as lessee, and the Manager, with respect to the operation of the Hotels, in the form attached hereto as Exhibit B;

                          (f)     "OPERATING LEASE" shall mean an agreement
between the Subsidiary Partnership, as lessor, and the Lessee, as lessee, with respect to the Hotels, in the form attached hereto as Exhibit C;

                          (g)     "OPERATING LEASE ANCILLARY AGREEMENT" shall
mean an agreement among the Subsidiary Partnership, the Manager, and the Lessee, in the form attached hereto as Exhibit D;

                          (h)     "OWNER AGREEMENT" shall mean an agreement
among the Subsidiary Partnership, the Manager and the Lessee in the form attached hereto as Exhibit E;

                          (i)     "PARENT LONG TERM INCENTIVE PLAN" shall mean
the incentive plan approved by the Board of Directors of the Parent on June 18, 1996;

                          (j)     "PERSON" shall mean and include an
individual, a company, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

                          (k)     "SUBSIDIARY," with respect to any person,
shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary;

                          (l)     "TERMINATION AGREEMENT" shall mean an
agreement between the Manager and the Subsidiary Partnership in the form attached hereto as Exhibit F; and

                          (m)     "TRANSACTION DOCUMENTS" shall mean this
Agreement, the Assignment Agreement, the Operating Lease, Operating Lease Ancillary Agreement, the New Management Agreement, the Owner Agreement, the Termination Agreement and all other agreements and documents evidencing the transactions contemplated hereby and thereby.

                 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by the Parent and the General Partner acting in its capacity as general partner of the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the Unitholders pursuant to Section 5.3, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the Unitholders or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Unitholders.

                 8.3 Waiver of Compliance; Consents. Any failure of the Parent, Newco I, Newco II, Merger Sub or the Operating Partnership, on the one hand, or the Company, the General Partner or the Subsidiary Partnership, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent or the members of the Special Committee and the Board of Directors of the General Partner acting on behalf of the General Partner in its capacities as general partner of the Company and the Subsidiary Partnership, as the case may be, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

                 8.4 Survival. None of the representations or warranties set forth in this Agreement, other than those set forth in Section 5.10, shall survive the Closing hereunder. Section 1.4, Article 2, Sections 3.19, 4.13, 5.6.2, 5.9, 5.10, 5.11, 5.12, 5.14, 5.17, 5.18, 5.19, 7.2 and Article 8 and any
other covenant or agreement which contemplates performance after the Effective Time shall survive the consummation of the transactions contemplated hereby.
Section 5.8, Section 7.2 and Article 8, and the second sentence of each of Sections 5.4.1 and 5.4.2 shall survive the termination of this Agreement pursuant to Section 7.1.

                 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a)     if to the Parent, the Operating Partnership
Newco I, Newco II or Merger Sub, to:


                                  Boykin Lodging Company
                                  1500 Terminal Tower
                                  Cleveland, Ohio  44113
                                  Attention:     Robert W. Boykin
                                                 Chief Executive Officer
                                  Telecopier:    (216) 241-1329
                                  with a copy to:

                                  Baker & Hostetler LLP
                                  3200 National City Center
                                  Cleveland, Ohio  44114
                                  Attention:     Albert T. Adams, Esq.
                                  Telecopier:    (216) 696-0740

                          (b)     if to the Company or the Subsidiary
                                  Partnership, to:

                                  Special Committee of the Board of Directors of Red Lion Properties, Inc.,
                                  as General Partner of
                                  Red Lion Inns Limited Partnership
                                  410 North 44th Street
                                  Suite 700
                                  Phoenix, AZ 85008
                                  Attention:     Mr. Robert M. Melzer
                                  Telecopier:    (617) 737-0228

                                  and

                                  Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, New York 10019-6064
                                  Attention:     Toby S. Myerson, Esq.
                                  Telecopier:    (212) 757-3990

                          (c)     if to the General Partner, to:

                                  Red Lion Properties, Inc.
                                  410 North 44th Street
                                  Suite 700
                                  Phoenix, AZ 85008
                                  Attention:     Mr. Anupam Narayan
                                  Telecopier:    (602) 220-6602
                                  with a copy to:

                                  Latham & Watkins
                                  75 Willow Road
                                  Menlo Park, CA 94025
                                  Attention:     Peter F. Kerman, Esq.
                                  Telecopier:    (415) 463-2600


                 8.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

                 8.7 Expenses. All fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses, except for (a) the expenses described on Schedule II (the "DUE DILIGENCE EXPENSES"), for which the Company and its affiliates were reimbursed by the Parent upon the execution of this Agreement, (b) the payment of the Transaction Expenses by the Operating Partnership pursuant to Section 5.11 and (c) amounts payable to the Parent under Section 7.2.2 if this Agreement is terminated pursuant to Section 7.1(e) or (f).

                 8.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE

MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE DRULPA.

                 8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 8.10 Interpretation. The Article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                 8.11 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein), the Company Confidentiality Letter, the Parent Confidentiality Letter and the other Transaction Documents embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

                 8.12 Third Party Beneficiaries. Except for Sections 2.1, 2.3, 2.4, 5.3, 5.9, 5.10, 5.11, 5.18, 5.19 and 7.2, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

                 8.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

                 8.14 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                 IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by a person duly authorized to do so as of the date first above written.

                                         RED LION INNS LIMITED PARTNERSHIP



                                            By  Red Lion Properties, Inc.,
                                                its general partner





                                            By /s/ Anupam Narayan
                                              ---------------------------
                                              Name: Anupam Narayan
                                              Title: VP/Treas/Sec





                                         RED LION PROPERTIES, INC.,



                                            By /s/ Anupam Narayan
                                              ---------------------------
                                              Name: Anupam Narayan
                                              Title: VP/Treas/Sec

                                         RED LION INNS OPERATING L.P.



                                            By Red Lion Properties, Inc.,
                                               its general partner



                                            By /s/ Anupam Narayan
                                              ---------------------------
                                              Name: Anupam Narayan
                                              Title: VP/Treas/Sec

                                         BOYKIN LODGING COMPANY



                                            By /s/ Robert W. Boykin
                                              ----------------------------
                                              Name: Robert W. Boykin
                                              Title: President



                                         BOYKIN HOTEL PROPERTIES, L.P.



                                            By Boykin Lodging Company,
                                            its general partner

                                            By /s/ Robert W. Boykin
                                              ----------------------------
                                              Name: Robert W. Boykin
                                              Title: President




                                         BOYKIN ACQUISITION
                                         PARTNERSHIP, L.P.



                                            By Boykin Acquisition Corporation I
                                            its general partner





                                            By /s/ Robert W. Boykin
                                              ----------------------------
                                              Name: Robert W. Boykin
                                              Title: President




                                         BOYKIN ACQUISITION

                                         CORPORATION I, INC.





                                            By /s/ Robert W. Boykin
                                              ----------------------------
                                              Name: Robert W. Boykin
                                              Title: President

                                         BOYKIN ACQUISITION
                                         CORPORATION II, INC.



                                            By /s/ Robert W. Boykin
                                              ----------------------------
                                              Name: Robert W. Boykin
                                              Title: President

                                                         SCHEDULE I TO AGREEMENT
                                                        AND PLAN OF MERGER DATED
                                                         AS OF DECEMBER 30, 1997

                               ALLOCATION SCHEDULE

                 On the Closing Date, the aggregate Merger Consideration shall be allocated between the General Partner, on the one hand, and the Unitholders, on the other hand, as follows:

                 1. Prior to making such allocation, the aggregate value of the Merger Consideration (the "AGGREGATE CONSIDERATION VALUE") shall be calculated by adding (a) an amount equal to the aggregate Cash Consideration and (b) an amount equal to the aggregate value of the Share Consideration based on the closing price for Parent Shares on the NYSE Composite Tape, as printed in The Wall Street Journal (or if not printed therein, as printed in any other authoritative source), on the trading day prior to the Closing Date (the "CLOSING SHARE PRICE").

                 2. The Aggregate Consideration Value calculated pursuant to paragraph 1 of this Schedule I shall be allocated between the General Partner, on the one hand, and the Unitholders, on the other hand, as follows (capitalized terms used in this paragraph 2 and not defined in the Agreement shall have the meanings defined in the Company's Amended and Restated Agreement of Limited Partnership (the "PARTNERSHIP AGREEMENT")):

                          (a)     first, 99% to the Unitholders and 1% to the
General Partner until the Aggregate Consideration Value allocated to the Unitholders, when added to all prior distributions of Cash Flow Available for Distribution and all prior distributions of Sale or Refinancing Proceeds (other than distributions pursuant to Section 5.3(b) of the Partnership Agreement) made to the Unitholders and the Special Distribution and the amount of any dividend on the Parent Shares payable to the Unitholders that is attributable to any time period prior to the Effective Time, equals a 12% cumulative, non-compounded return on the aggregate weighted average balances of the Unitholders' aggregate Net Invested Capital outstanding from time to time prior to the Closing Date;

                          (b)     second, 99% to the Unitholders and 1% to the
General Partner until the Aggregate Consideration Value allocated to the Unitholders, when added to all prior distributions to the Unitholders of Sale or Refinancing Proceeds (other than distributions made pursuant to Section 5.3(a) of the Partnership Agreement) equals the Unitholders' aggregate Net Invested Capital outstanding on the Closing Date; and

                          (c)     thereafter, with respect to any remaining
Aggregate Consideration Value, 70.71% to the Unitholders and 29.29% to the General Partner; provided, however, that

                          (d)     the portion of the Aggregate Consideration
Value allocated to the General Partner pursuant to the foregoing provisions of this paragraph 2 shall be reduced by $997,880 (which is an amount equal to the amount required to be contributed to the Company by the General Partner pursuant to Sections 4.1) and such amount shall be reallocated to the Unitholders and the General Partner pursuant to clauses (a), (b) and (c) of this paragraph 2, as applicable after giving effect to the allocation of the Aggregate Consideration Value as provided for in this paragraph 2, in the order of priority specified therein as if such amount had been included in the definition of Aggregate Consideration Value and provided, further, that

                          (e)     the portion of the Aggregate Consideration
Value allocated to the General Partner pursuant to clauses (a), (b), (c) and
(d) of this paragraph 2 shall be reduced by the amount, if any, that would be required to be contributed to the Company by the General Partner in order to restore to zero any negative balance in the General Partner's Capital Account pursuant to Section 14.3(b) of the Partnership Agreement if the Company were dissolved and liquidated as of the Closing Date (after giving effect to the reduction referred to in clause (d) of this paragraph 2 as if it were a contribution to the General Partner's Capital Account) and 100% of such amount shall be reallocated to the Unitholders.

                 3. Following the allocation of Aggregate Consideration Value pursuant to paragraph 2 of this Schedule I, an allocation shall be made as follows:

                          (a)     An amount equal to the Share Percentage (as
defined below) multiplied by the portion of the Aggregate Consideration Value allocated to the General Partner pursuant to paragraph 2 of this Schedule I shall be distributed in the form of Parent Shares (valued by reference to the Closing Share Price) to the General Partner in accordance with Section 2.4 of the Agreement;

                          (b)     An amount equal to the Cash Percentage (as
defined below) multiplied by the portion of the Aggregate Consideration Value allocated to the General Partner pursuant to paragraph 2 of this Schedule I, shall be paid in cash to the General Partner in accordance with Section 2.4 of the Agreement;

                          (c)     An amount equal to the Share Percentage
multiplied by the portion of the Aggregate Consideration Value allocated to the Unitholders pursuant to paragraph 2 of this Schedule I (the "UNITHOLDER AGGREGATE SHARE AMOUNT"), shall be delivered in the form of Parent Shares (valued by reference to the Closing Share Price) to the Exchange Agent and distributed to the Unitholders by the Exchange Agent in accordance with Section 2.5 of the Agreement, such that each Unitholder shall receive a number of Parent Shares for each of such Unitholder's Company Units equal to the quotient obtained by dividing (w) the Unitholder Aggregate Share Amount by (x) the number of Company Units outstanding on the Closing Date; and

                          (d)     An amount equal to the Cash Percentage
multiplied by the portion of the Aggregate Consideration Value allocated to the Unitholders pursuant to paragraph 2 of this Schedule I (the "UNITHOLDER AGGREGATE CASH AMOUNT"), shall be delivered in cash to the Exchange Agent and paid to the Unitholders by the Exchange Agent in accordance with Section 2.5 of the Agreement, such that each Unitholder shall receive for each of such Unitholder's Company Units, an amount in cash equal to the quotient obtained by dividing (y) the Unitholder Aggregate Cash Amount by (z) the number of Company Units outstanding on the Closing Date.

                 "SHARE PERCENTAGE" means the percentage obtained by dividing the aggregate value of the Share Consideration (determined by reference to the Closing Share Price) by the Aggregate Consideration Value.

                 "CASH PERCENTAGE" means the percentage obtained by dividing the aggregate value of the Cash Consideration by the Aggregate Consideration Value.